Exhibit 99.4

607 Washington Street

P.O. Box 1497

Reading, PA 19603

Phone	(610) 478-2105
Email	info@go2griffin.com
Fax	(610) 478-2227

April 30, 2007

Community Banks, Inc.

777 East Park Drive

Harrisburg, PA 17111

Members of the Board:

Susquehanna Bancshares, Inc. (“Susquehanna”) and Community Banks, Inc. (“Community”) have entered into an Agreement and Plan of Merger, dated as of April 30, 2007 (the “Merger Agreement”), which provides, among other things, for the merger of Community with and into Susquehanna, with Susquehanna as the surviving entity (the “Transaction”). Pursuant to the terms of the Merger Agreement, upon completion of the Transaction, each share of common stock, par value $5.00 per share, of Community issued and outstanding immediately prior to the completion of the Transaction (the "Community Common Stock") will be converted into the right to receive, at the election of the holder thereof, either (i) 1.480 shares of Susquehanna common stock, par value $2.00 per share (“Susquehanna Common Stock”), or (ii) $34.00 in cash without interest (collectively, the “Merger Consideration”), subject to the election and proration procedures set forth in the Merger Agreement, which provide generally, among other things, that shares of Susquehanna Common Stock shall be issued to holders of Community Common Stock in exchange for 90% of the outstanding shares of Community Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration proposed to be paid for each share of Community Common Stock in the Transaction is fair, from a financial point of view, to the shareholders of Community.

For purposes of providing the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of Community and Susquehanna, respectively, which we believe to be relevant;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning each of Community and Susquehanna;

(iii)	discussed the past and current operations, financial condition and the prospects of each of Community and Susquehanna with senior executives of Community and Susquehanna, respectively, including with respect to Susquehanna (x) the potential impact on Susquehanna of the Transaction, including potential cost savings, synergies and other strategic, financial and operational benefits which management of Susquehanna expects to realize from the combination of Community and Susquehanna, and (y) the forecasted impact of the proposed Transaction on the future financial performance of Susquehanna;

(iv)	reviewed analysts’ consensus estimates of earnings per share for Susquehanna for the years ending December 31, 2007 and 2008;

(v)	reviewed the publicly reported historical price and trading activity for Community Common Stock and Susquehanna Common Stock, including a comparison of certain financial and stock market information for Community and Susquehanna with similar publicly available information for certain other financial institutions the securities of which are publicly traded;

The Community Bank

April 30, 2007

(vi)	participated in discussions and negotiations between Community and Susquehanna;

(vii)	reviewed a draft of the Merger Agreement;

(viii)	to the extent publicly available, reviewed the terms of recent mergers and acquisitions involving companies deemed generally comparable to Community;

(ix)	considered the competitive environment for financial institutions; and

(x)	performed comparable company, selected reference transaction, pro forma merger, and discounted dividend analyses.

In connection with our review of Community, Susquehanna and the proposed Transaction, we have assumed and relied upon, the accuracy and completeness of the information reviewed by us for the purposes of this opinion, without independent verification. We have also relied upon assurances from management of Community and Susquehanna that they are not aware of any facts and circumstances that may cause the information reviewed by us to contain a misstatement or omission of a fact material to our opinion. With respect to financial and operating forecasts and profit plans, including the synergies, cost savings and other strategic, financial and operational benefits to be realized in connection with the completion of the Transaction, we have assumed that such financial and operating forecasts reflect the best available estimates and judgments of the future financial performance of Susquehanna, after giving effect to the Transaction and are based on reasonable assumptions, estimates and judgments of management. We have assumed that the Transaction will be treated as a tax-free reorganization for federal income tax purposes. We express no opinion as to any legal, accounting or tax matters relating to the Transaction. We have assumed that the Transaction will be completed in accordance with the terms of the Merger Agreement and all laws and regulations applicable to Community and Susquehanna and that in the course of obtaining the necessary regulatory approvals or other approvals of the Transaction, no restrictions will be imposed that may have a material adverse effect on the future results of operation or financial condition of Susquehanna, Community or the combined entity, as the case may be, or on the contemplated benefits of the Transaction. We have not made any independent valuation or appraisal of either of Community or Susquehanna or their respective assets or liabilities (including any hedge, swap, foreign exchange, derivative or off-balance sheet assets or liabilities), nor have we been furnished with any such appraisals and we have not made any review of the loans, loan loss reserves or reviewed any individual loan credit files of Community or Susquehanna. We have also assumed that the published estimates of third party research analysts constitute a reasonable basis upon which to evaluate the future financial performance of Susquehanna, and that the future performance of Susquehanna will not differ materially from such estimates. In addition, we did not conduct a physical inspection of any of the properties or facilities of Susquehanna or Community.

We are not expressing an opinion as to what the value of Susquehanna Common Stock will actually be when issued or the prices at which Community Common Stock or Susquehanna Common Stock will trade at any time, including subsequent to announcement or completion of the Transaction, or whether Susquehanna will realize the intended specific strategic and operational objectives and benefits of the Transaction. This opinion is based upon market, economic and other conditions as they exist on, and could be evaluated, as a practical matter,

The Community Bank

April 30, 2007

as of the date hereof. We have assumed, in all respects material to our analyses, that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement have not been nor will be waived. We also have assumed that there has been no material change in Susquehanna’s or Community’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. Our opinion does not address the relative merits of the Transaction as compared to any other business strategy which might exist for Community, nor does it address the underlying business decision of Community to engage in the Transaction.

We have served as financial advisor to the Board of Directors of Community in connection with this Transaction and will receive a fee for our services, a part of which is contingent upon the closing of the Transaction. Community has also agreed to indemnify us for certain liabilities arising out of our engagement.

This letter is directed to the Board of Directors of Community solely in connection with its evaluation of the Transaction and speaks as of the date hereof and we assume no obligation to update this opinion for any purpose. Events occurring after the date hereof could materially affect our opinion. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid by Susquehanna in the Transaction. This opinion does not constitute a recommendation to any member of the Board of Directors of Community or any shareholder of Community as to how to vote in connection with the Transaction. It may not be used for any other purpose without our prior written consent, except that this opinion may be included as an Annex to the Proxy Statement/Prospectus of Community and Susquehanna and may be referred to therein.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of Community.

Very truly yours,

/s/ Griffin Financial Group, LLC

GRIFFIN FINANCIAL GROUP, LLC